Exhibit 10.62

August 1, 2017

Mr. Craig Brewer
Chief Executive Officer
Kure Corp
Westinghouse Blvd
Charlotte, NC

Re: Advisory Agreement

Dear Mr. Brewer:

Pursuant to this advisory agreement (“Agreement”) Kure Corp a Florida corporation (the “Client”) has agreed to engage Level Brands Inc, a North Carolina company (“LEVEL”), on a non-exclusive basis, to perform services related to business advisory matters pursuant to the terms and conditions set forth herein.

1.
Services. LEVEL shall act as advisor to the Client and perform, as requested by the Client, the following services (the “Services”):
a.
for the conversion of approximately $2 million in franchise store operations into company stores;
b.
for the conversion of approximately $1.3 million of debt into common stock;
c.
for the conversion of approximately $1.7 million preferred shares into common stock;
d.
helping the company prepare its audited financial statements;
e.
the implementation of a strategic plan for the Client, with a view towards enabling the Client to achieve its financial goals, marketing, business development with respect to Reg A+ offering in the amount of $10 million.

2.
Performance of Services. LEVEL shall be obligated to provide the Services as and when requested by the Client and shall not be authorized or obligated to perform any services on LEVEL’s own initiative. The services shall be performed reasonably promptly after Client’s request, consistent with LEVEL’s availability. It is understood that the Services to be provided hereunder are not exclusive to the Client and LEVEL has other business obligations, including acting as consultant for other companies, provided, however, that LEVEL shall not provide services to any potential or actual competitor of the Client during the Term (as hereinafter defined) of this Agreement.

3.
Relationship of the Parties. LEVEL shall be, and at all times during the Term of the Agreement, remain an independent contractor. As such, LEVEL shall determine the means and methods of performing the Services hereunder and shall render the Services as such places it determines. The Client shall pay all reasonable costs and expenses incurred by LEVEL in the performance of its duties hereunder, provided, however, such costs and expenses shall not exceed $2500.00 without the Client’s prior written approval.

4.
Assurances. Client acknowledges that all options and advices (written or oral) given by LEVEL to the Client in connection with this Agreement are intended solely for the benefit and use of Client, and Client agrees that no person or entity other than the Client shall be entitled to make use of or rely upon the advice of LEVEL to be given hereunder. Furthermore, no such opinion or advice given by LEVEL shall be used at any time, in any manner or for any purpose, and shall not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, except as may be contemplated herein. Client shall not make any public references to LEVEL without LEVEL’s prior written consent or as required by applicable law.

5.
Compensation. LEVEL shall receive fee of $200,000, for the services with respect to Sections 1a, 1b and 1c above which shall be completed by September 30, 2017. This fee shall be paid in the form of 400,000 shares of Kure Corp. common stock, valued at the same price as the terms of conversion of franchises, debt and preferred shares, which is hereby established at $.50 per share. LEVEL shall receive fee of $200,000, for the services with respect to Sections 1d, and 1e above which shall be completed by June 30, 2018. This fee shall be due in cash and shall be payable as services are rendered and agreed to by both parties.

6.
Additional Services. Should Client desire LEVEL to perform additional services not outlined herein, Client may make such request to LEVEL in writing. LEVEL may agree to perform those services at its sole discretion. However, any additional services performed by LEVEL may require an additional compensation schedule to be mutually agreed upon prior to rendering such services.

7.
Term. This Agreement shall be binding upon all parties when executed by the Client and remain in effect until June 30, 2018, unless otherwise mutually agreed upon in writing by Client and LEVEL (the “Term”).

8.
Due Diligence / Disclosure.
a.
Client recognizes and confirms that, in advising Client and in fulfilling its retention hereunder, LEVEL will use and rely upon data, material and other information furnished to it by Client. Client acknowledges and agrees that in performing its Services under this agreement, LEVEL may rely upon the data, material and other information supplied by Client without independently verifying the accuracy, completeness or veracity of it.
b.
Except as contemplated by the terms hereof or as required by applicable law, LEVEL shall keep confidential, indefinitely, all non-public information provided to it by Client, and shall not disclose such information to any third party without Client’s prior written consent, other than such of its employees and advisors as LEVEL reasonably determines to have a need to know.

9.
Indemnification.
a.
Client shall indemnify and hold LEVEL, its officers, directors, employees, agents, and affiliates, harmless against any and all liabilities, claims, lawsuits, including any and all awards and/or judgments to which it may become subject under the Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits, (including awards and /or judgments) arise out of or are in connection with the Services rendered by LEVEL in connection with this Agreement, except for any liabilities, claims, and lawsuits (including awards, judgments and related costs and expenses), arising out of acts or omissions of LEVEL. In addition, the Client shall indemnify and hold LEVEL harmless against any and all reasonable costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. If it is judicially determined that Client will not be responsible for any liabilities, claims and lawsuits or expenses related thereto, the indemnified party, by his or its acceptance of such amounts, agrees to repay Client all amounts previously paid by client to the indemnified person and will pay all costs of collection thereof, including but not limited to reasonable attorney’s fees related thereto. LEVEL shall give Client prompt notice of any such liability, claim or lawsuit, which LEVEL contends is the subject matter of Client’s indemnification and LEVEL thereupon shall be granted the right to take any and all necessary proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting there from any and all proceedings or hearings before any regulatory bodies and / or authorities.

b.
LEVEL shall indemnify and hold Client and its directors, officers, employees and agents harmless against any and all liabilities, claims and lawsuits, including and all award and/ or judgments to which it may become subject under the Act, Exchange Act or any other federal or state statute, at common law or otherwise, insofar as said liabilities, claims and lawsuits (including awards and/ or judgments) that may arise out of or are based upon LEVEL’s gross negligence or willful misconduct, or any untrue statement or alleged untrue statement of a material fact or omission of a material fact required to be slated or necessary to make the statement provided by LEVEL not misleading, which statement or omission was made in reliance upon information furnished in writing to Client by or on behalf of LEVEL for inclusion in any registration statement or prospectus or any amendment or supplement thereto in connection with any transaction to which the Agreement applies. In addition, LEVEL shall also indemnify and hold Client harmless against any and all costs and expenses, including reasonable attorney fees, incurred or relating to the foregoing. Client shall give LEVEL prompt notice of any such liability, claim or lawsuit which Client contends is the subject matter of LEVEL’s indemnification and LEVEL thereupon shall be granted the right to take any and all necessary proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise or dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/ or authorities.
c.
The indemnification provisions contained in this Section are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder

10.
General Provisions.
a.
Entire Agreement. This between Client and LEVEL constitutes the entire agreement between and understandings of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.
b.
Notice. Any notice or communication permitted or required hereunder shall be in writing and deemed sufficiently given if hand-delivered: (i) five (5) calendar days after being sent postage prepaid by registered mail, return receipt requested; or (ii) one (1) business day after being sent via facsimile with confirmatory notice by U.S. mail, to the respective parties as set forth above, or to such other address as either party may notify the other in writing.
c.
Binding Nature. This Agreement shall be binding upon and inure the benefit of each of the parties hereto and their respective successors, legal representatives and assigns. All materials generated pursuant to this Agreement or otherwise produce by LEVEL for and on behalf of Client during the Term of this Agreement shall be the sole and exclusive property of Client.
d.
Counterparts. This Agreement may be executed by any number of counterparts, each of which together shall constitute the same original document.
e.
Amendments. No provisions of the Agreement may be amended, modified or waived, except in writing signed by all parties hereto.
f.
Assignment. This Agreement cannot be assigned or delegated, by either party, without the prior written consent of the party to be charged with such assignment or delegation, and any unauthorized assignments shall be null and void without effect and shall immediately terminate the Agreement.

g.
Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of North Carolina, without giving effect to its conflict of law principles. The parties hereby agree that any dispute(s) or claim(s) with respect to this Agreement of the performance of any obligations thereunder, shall be settled by arbitration and commenced and adjudicated under the rules of the American Arbitration Association. The arbitration shall take place in Charlotte, North Carolina if commenced by either party. The arbitration shall be conducted before a panel of three (3) arbitrators, one appointed by each of the parties and the third selected by the two (2) appointed arbitrators. The arbitrators in any arbitration proceeding to enforce the Agreement shall allocate reasonable attorney’s fees, among one or both parties in such proportion as the arbitrators shall determine represents each party’s liability hereunder. The decision of the arbitrator shall be final and binding and may be entered into any court having proper jurisdiction to obtain a judgment for the prevailing party. In any proceeding to enforce an arbitration award, the prevailing party in such proceeding shall have the right to collect from the non-prevailing party, its reasonable fees and expenses incurred in enforcing the arbitration award (including, without limitation, reasonable attorney’s fees).

If you are in agreement with the foregoing, please execute two (2) copies of this Agreement in the space provided below and return them to the undersigned.

Very truly yours,
Level Brands, Inc.

By: _____________________________
Mark Elliott
CFO

Kure Corp

By: _____________________________
Craig Brewer
CEO